Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR FIRST QUARTER OF FISCAL 2013

•    Revenue of $150 Million

•   Operating Income Increased 37%

•   Completed the Acquisition of  Kleer Lumber

•  Increasing Forecast for Expected 2013 Adjusted EBITDA

SOUTH JORDAN, UTAH, JANUARY 29, 2013 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its first quarter of fiscal 2013.

First Quarter Highlights

•                  Revenue increased 9% to $149.6 million

•                  Gross profit increased 8% to $37.2 million

•                  Results from continuing operations improved by over 70%

•                  Increasing expected 2013 Adjusted EBITDA range by $10 million to $110 to $125 million, and on track to achieve first annual net profit since 2007

•                  Issued 11.5 million shares of common stock at $7.25 per share, generating net cash proceeds of $77.8 million

•                  Acquired the assets of Kleer Lumber, Inc. (“Kleer”),  adding products in key niche markets, increasing distribution channels, and positioning Headwaters for increased participation in new residential construction

CEO Commentary

“Benefiting from the recovery in new residential construction, we had a strong first quarter with revenue increases in both our light building products and heavy construction materials segments,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “Our year-over-year revenue growth gave us confidence to increase our Adjusted EBITDA guidance for 2013. Our forecast anticipates continued momentum in new residential construction spending, as well as an  EBITDA contribution from the recent Kleer acquisition.

“Early in January, we completed a major step in our transition to a pure play light building products and heavy construction materials company with the sale of our remaining coal cleaning facilities,” continued Mr. Benson. “2013 is off to a great start.  We are beginning the new year with a more focused, streamlined business and an improved balance sheet, positioning us to capitalize on the recovery of the new residential housing and remodeling markets.”

First Quarter Summary

Headwaters’ first quarter 2013 revenue increased by 9% to $149.6 million from $137.4 million for the first quarter of 2012. Gross profit increased by 8% to $37.2 million in the first quarter of 2013, compared to $34.4 million in the first quarter of 2012. Operating income improved 37% from $4.4 million in 2012 to $6.0 million in 2013 and Adjusted EBITDA declined slightly to $19.7 million from $20.4 million.  Included in the 2013 results was approximately $2.2 million of compensation expense, compared to less than $0.1 million last year, tied to performance of the Company’s stock price, which increased approximately 30% in the current quarter. In fiscal year 2013, we anticipate approximately $1.5 million of incremental compensation expense for each $1.00 of stock price appreciation.

Loss from continuing operations was $(3.9) million, or $(0.06) per diluted share, for the first quarter of 2013, compared to a loss of $(13.3) million, or $(0.22) per diluted share, for the first quarter of 2012. Net loss including discontinued operations was $(5.9) million, or $(0.09) per diluted share, for the first quarter of 2013, compared to a net loss of $(23.7) million, or $(0.39) per diluted share, for the first quarter of 2012. In the first quarter of 2012, we recognized approximately $4.0 of non-recurring other expense.

First Quarter Business Segment Highlights

Business Segment	2013 Revenue	2013 Adjusted EBITDA	2013 Adjusted EBITDA Margin	2012 Adjusted EBITDA Margin
Light Building Products	$76.7 million	$11.9 million	15.5%	15.4%
Heavy Construction Materials	$68.2 million	$10.8 million	15.8%	21.2%

Business Segment	2013 Operating Income	2012 Operating Income	2013 Operating Income Margin	2012 Operating Income Margin
Light Building Products	$3.1 million	$0.8 million	4.0%	1.1%
Heavy Construction Materials	$7.6 million	$8.7 million	11.1%	13.9%

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment brands and brings to market a wide variety of building products, including vinyl siding accessories and manufactured architectural stone.

First quarter 2013 revenues in the light building products segment increased $3.4 million, or 5%, to $76.7 million.  Quarterly gross margin increased by 180 basis points to 26.3% and operating income improved by over 300% to $3.1 million.  Adjusted EBITDA improved to $11.9 million from $11.3 million in 2012.

We experienced revenue growth from our product groups that have primary exposure to new residential construction, particularly our stone group.  In addition, our concrete block group experienced revenue growth in the quarter based on increased retail and brick sales, which also serve the residential markets. Repair and remodel end market revenue was relatively flat in the quarter, and to achieve our 2013 forecast, we are not anticipating substantial improvements. We anticipate increased raw material costs over the next several quarters, particularly in cement and polypropylene. In order to address these cost pressures, we have raised prices in some of our markets and are improving efficiencies in manufacturing.

On December 31, 2012, we completed the acquisition of the assets of Kleer. Kleer manufacturers high quality and eco-friendly cellular PVC products, including trim boards, millwork, sheet stock, paneling, and moulding, as well as recently introduced decking and railing products.  For fiscal 2013, we anticipate nine months of revenue contribution from the acquisition of approximately $30 million. The associated increase in Adjusted EBITDA related to the acquisition is included in our new range of $110 to $125 million. In addition to the cost synergies associated with the integration of Kleer into our siding group, we are excited about the opportunity to increase segment revenue through the introduction of Kleer’s products into our existing distribution system. Kleer is an excellent bolt-on acquisition that provides us the opportunity to obtain leadership in an adjacent niche end market.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

First quarter 2013 revenues in the heavy construction materials segment increased by 8% to $68.2 million, compared to $63.1 million for 2012. We experienced revenue growth in CCP services provided to utilities, as incremental revenue from new projects more than offset the effect of unplanned outages and lower electricity demand at other utility sites. Primarily due to seasonality, CCP service revenue as a percent of total segment revenue is higher in the December and March quarters, and represented approximately 33% of total revenue for the December 2013 quarter, compared to 28% for the 2012 fiscal year. Revenues from the sale of fly ash were relatively flat in the quarter, notwithstanding  the impact of normalized winter weather patterns in the Texas and Midwest markets and the completion of major projects in the West.

Gross profit decreased by 9% to $14.6 million in the first quarter of 2013, compared to $16.0 million in 2012 and gross margin decreased by 400 basis points to 21.4%. Operating income was $7.6 million in 2013 compared to $8.7 million in 2012, and Adjusted EBITDA was $10.8 million  compared to $13.3 million. The declines in gross profit,  operating income, and Adjusted EBITDA were primarily due to lower demand for services from certain utilities, geographic changes in fly ash sales, and to non-recurring high-margin project revenue recorded in 2012.

The Portland Cement Association (PCA) recently increased its cement consumption forecast for calendar 2013 to an estimated annual growth rate of 8.1%, citing improved new residential construction as the major driver. The PCA also indicated that the year-over-year comparison for the March 2013 quarter may not be positive due to a more normal weather pattern in 2013 as compared to the mild winter conditions in 2012.

EPA Update

During the quarter, there were no further developments in Congress related to a legislative solution for the EPA’s proposed rules for the disposal of fly ash. A senior EPA official indicated in early January that the EPA still cannot provide a definitive time line for promulgating final coal ash disposal regulations.. However, the official also said the EPA “wants to continue to support the safe beneficial reuse of coal ash and believes the safe and environmentally sound recycling of coal ash is protective of all public health and provides economic opportunities and jobs. The proposed rule maintains the regulatory exemption for beneficial reuse.”

We do not anticipate any significant developments in the near term unless action is required by the courts as a result of litigation filed by environmental organizations last year. We remain optimistic that the ultimate outcome of either a legislative solution or rule making by the EPA will support beneficial use of fly ash.

Energy Technology Segment

For the first quarter of 2013, revenue from continuing operations in our energy segment was $4.7 million compared to $1.0 million in 2012. Adjusted EBITDA was $0.7 million in 2013 compared to $(1.5) million in 2012. HCAT sales in 2013 were at a more normal level than in 2012, when our major customer was completing a turnaround at its refinery and had inventory on hand to meet its reduced needs. Currently, two refineries are using HCAT to improve conversion of heavy oil to lighter liquids.

Discontinued Operations

The loss from discontinued operations for the first quarter of 2013 was $(2.0) million, compared to a loss of $(10.5) million for the first quarter of 2012, which included approximately $5.2 million of non-cash accruals.

We sold two coal cleaning plants in October 2012, and sold the remaining eight coal cleaning plants in January, 2013.  Proceeds from the sale of those ten plants include approximately $3.8 million of cash paid at closing and approximately $10.0 million of additional cash to be paid by the end of calendar 2013, including release of bond collateral and certain reimbursements.

Additionally, the buyer agreed to pay Headwaters potential royalties and deferred purchase price totaling up to $53.4 million over approximately eight years, subject to the buyer’s production of coal products. The buyer also assumed certain lease and reclamation obligations. Payment of royalties and deferred purchase price based upon production is currently scheduled to begin in the latter part of calendar 2013.

As a part of the sale transaction, Headwaters committed to identify 1 million tons of feedstock over the next 30 months for one of the facilities.  Headwaters is subject to a $7 per ton liability for each ton that is not identified, and will work actively with the buyer to secure feedstock to meet the commitment.

As of January, we have sold all eleven of our coal cleaning facilities and no longer have any operating assets represented in discontinued operations.  This is an important transition step away from our legacy energy operations and allows increased focus on our continuing business in light building products and heavy construction materials.  We anticipate recording a gain in the March quarter from the sale transaction.

Income Taxes

For fiscal year 2013, Headwaters currently expects to record income taxes at an effective rate of approximately 12%, due to state income taxes in certain jurisdictions and a small amount of federal alternative minimum tax. Headwaters is not recognizing income tax benefits attributable to its pre-tax net operating loss (“NOL”) and tax credits because realization is dependent upon future income or capital gains from operations. Headwaters currently has a pre-tax NOL in the amount of $181.3 million and tax credits of $24.6 million, both of which can be carried forward for up to 20 years.

Outlook

“We are pleased with the underlying improvement in our business and expect to generate net income from continuing operations in 2013, marking our first annual profit since 2007,” said Don P. Newman, Headwaters’ Chief Financial Officer.  “We expect our Adjusted EBITDA from continuing operations in 2013 to be in the range of $110 to $125 million, depending on the level of new housing starts, changes in stock price, and our ability to effectively manage increased transportation and raw material costs.

“We have obviously benefited from our financial leverage during what appears to be the early stages of the housing market recovery. But, our focus remains on reducing leverage and we have made tremendous progress in de-risking the business by improving our balance sheet, including the recent equity raise and the acquisition of Kleer. Since June 30, 2011, we have improved our Net Debt to Adjusted  EBITDA  ratio from 6.7 to 4.7 at the end of the current quarter.”

Discussion of EBITDA

Headwaters has historically defined EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, stock-based compensation, and goodwill and other impairments. Any additional adjustments to EBITDA are detailed in the table that follows. EBITDA and Adjusted EBITDA are used by management to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA are also used by investors to measure a company’s ability to service its debt and meet its other cash needs. The EBITDA and Adjusted EBITDA calculations as reflected in the following tables are consistent with the definitions Headwaters has used historically and with the definitions management intends on using in future periods when measuring operating performance.

Management believes EBITDA and Adjusted EBITDA are helpful in highlighting trends, because EBITDA excludes certain results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions, and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than by using GAAP results alone.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.  Because the definition of EBITDA varies among companies and industries, our definition of

EBITDA may not be comparable to other similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA and trailing twelve months (TTM) Adjusted EBITDA are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from coal cleaning for any period. Additionally, due to the sale of our interest in the Blue Flint Ethanol facility, Adjusted EBITDA does not include any results from Blue Flint for any period.

Adjusted EBITDA — Consolidated

	Quarter Ended
(in millions)	12/31/2011	12/31/2012
Loss from continuing operations	$(13.3)	$(3.9)
Blue Flint	6.0	0.0
Net interest expense	12.4	10.4
Income taxes	1.1	(0.5)
Depreciation, amortization, and stock-based compensation	13.8	12.8
Restructuring costs	1.4	0.0
Thames bankruptcy	1.0	0.0
Gain on early debt repayments	(2.0)	0.0
Kleer acquisition costs	0.0	0.9
Adjusted EBITDA	$20.4	$19.7

Adjusted EBITDA by segment
Light building products	$11.3	$11.9
Heavy construction materials	13.3	10.8
Energy technology	(1.5)	0.7
Corporate	(2.7)	(3.7)
Adjusted EBITDA	$20.4	$19.7

Adjusted EBITDA — Light Building Products Segment

	Quarter Ended
(in millions)	12/31/2011	12/31/2012
Operating income	$0.8	$3.1
Depreciation, amortization, and stock-based compensation	9.1	8.8
Restructuring costs	1.4	0.0
Adjusted EBITDA	$11.3	$11.9

Adjusted EBITDA — Heavy Construction Materials Segment

	Quarter Ended
(in millions)	12/31/2011	12/31/2012
Operating income	$8.7	$7.6
Depreciation, amortization, and stock-based compensation	3.6	3.2
Thames bankruptcy	1.0	0.0
Adjusted EBITDA	$13.3	$10.8

Adjusted EBITDA — Energy Technology Segment

	Quarter Ended
(in millions)	12/31/2011	12/31/2012
Operating income (loss)	$(2.0)	$0.1
Other income (expense)	(6.1)	0.0
Blue Flint	6.0	0.0
Depreciation, amortization, and stock-based compensation	0.6	0.6
Adjusted EBITDA	$(1.5)	$0.7

TTM Adjusted EBITDA — Consolidated

	Twelve Months Ended
(in millions)	9/30/2011	9/30/2012	12/31/2012
Loss from continuing operations	$(133.9)	$(26.5)	$(17.1)
Blue Flint	(4.7)	6.3	0.3
Net interest expense	126.2	52.7	50.7
Income taxes	(0.2)	0.7	(0.9)
Depreciation, amortization, and stock-based compensation	57.3	53.2	52.2
Litigation settlement / accrual	15.0	0.0	0.0
Restructuring costs	18.0	2.2	0.8
Thames bankruptcy	0.0	1.0	0.0
Gain on early debt repayments	0.0	(2.4)	(0.4)
Write-off of R&D joint venture	0.0	3.2	3.2
Kleer acquisition costs	0.0	0.0	0.9
TTM Adjusted EBITDA	$77.7	$90.4	$89.7

TTM Adjusted EBITDA by Segment

Light building products	$39.6	$63.3	$63.9
Heavy construction materials	46.2	54.8	52.3
Energy technology	2.5	(3.6)	(1.4)
Corporate	(10.6)	(24.1)	(25.1)
TTM Adjusted EBITDA	$77.7	$90.4	$89.7

Liquidity and Long-term Debt

The components of our long-term debt (net of discounts) as of December 31, 2012, are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured notes	$400.0	7.625%	April 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 2.75%	October 2014
Convertible senior subordinated notes, net of discounts	52.0 49.3	2.50% 8.75%	February 2014 February 2016
Total	$501.3

We had approximately $78.4 million of cash on hand at December 31, 2012 and total liquidity of approximately $116.3 million, which includes the impact of providing $18.9 million for letters of credit for various purposes.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through February 5, 2013 by  dialing 1-800-406-7325 or 303-590-3030 and entering the pass code 4592382.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the sale of its discontinued cleaned coal operations,  the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements.  Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2012, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended December 31,
	2011	2012
Revenue:
Light building products	$73,334	$76,688
Heavy construction materials	63,138	68,158
Energy technology	955	4,727
Total revenue	137,427	149,573

Cost of revenue:
Light building products	55,330	56,501
Heavy construction materials	47,098	53,584
Energy technology	557	2,243
Total cost of revenue	102,985	112,328

Gross profit	34,442	37,245

Operating expenses:
Amortization	5,505	4,936
Research and development	1,854	1,606
Selling, general and administrative	21,282	24,671
Restructuring costs	1,388	0
Total operating expenses	30,029	31,213

Operating income	4,413	6,032

Net interest expense	(12,456)	(10,472)
Other income (expense), net	(4,137)	36

Loss from continuing operations before income taxes	(12,180)	(4,404)

Income tax benefit (provision)	(1,100)	530

Loss from continuing operations	(13,280)	(3,874)

Loss from discontinued operations, net of income taxes	(10,468)	(1,998)

Net loss	$(23,748)	$(5,872)

Basic and diluted loss per share:
From continuing operations	$(0.22)	$(0.06)
From discontinued operations	(0.17)	(0.03)
	$(0.39)	$(0.09)

Weighted average shares outstanding—basic and diluted	60,801	61,982

Operating income (loss) by segment:
Light building products	$773	$3,127
Heavy construction materials	8,754	7,607
Energy technology	(2,001)	82
Corporate	(3,113)	(4,784)
Total	$4,413	$6,032

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	December 31,
	2012	2012
Assets:
Current assets:
Cash and cash equivalents	$53,782	$78,420
Trade receivables, net	102,006	70,916
Inventories	31,588	39,153
Other	27,320	27,506
Total current assets	214,696	215,995

Property, plant and equipment, net	159,706	162,324
Intangible assets, net	143,911	138,975
Goodwill	116,671	153,001
Other assets	45,953	46,435

Total assets	$680,937	$716,730

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$17,477	$15,286
Accrued liabilities	123,691	91,969
Total current liabilities	141,168	107,255

Long-term debt	500,539	501,271
Income taxes	22,079	22,108
Other long-term liabilities	20,280	16,574
Total liabilities	684,066	647,208

Stockholders’ equity:
Common stock - par value	61	73
Capital in excess of par value	640,047	718,622
Retained earnings (accumulated deficit)	(643,109)	(648,981)
Treasury stock	(128)	(192)
Total stockholders’ equity	(3,129)	69,522

Total liabilities and stockholders’ equity	$680,937	$716,730